Exhibit 3.1

[INFORMAL ENGLISH TRANSLATION]

The Companies Ordinance

Memorandum of Association
of
POINTOUT (ISRAEL) LTD.

1.	The name of the Company is: Pointout (Israel) Ltd. [Hebrew] POINTOUT (ISRAEL) LTD.

2.	The objectives for which the Company was established are:

(a)	To engage in the initiation, planning, creation, composition, production, marketing, and sale of guides, maps, books, and any other written material in connection with businesses and commerce, stores, offices, services, industry, and so on.

(b)	To engage in marine contractor works and the establishment of electronic systems.

(c)	To engage in the promotion of sales of products, services, and goods.

(d)	To purchase, sell, deliver, import, export, manufacture, market, mediate, act as agents, act as trustees, trade on a wholesale and/or retail basis and/or act in any other manner in all products and/or goods and/or services of any and all types and kinds.

(e)	To initiate, establish, found, develop, operate, hold, manage, purchase, sell, finance, receive, and transfer factories, commercial establishments, workshops, businesses, agencies, stores, offices in connection with all products and/or goods and/or services.

(f)	To enter into partnerships and/or any arrangement whatsoever with any person and/or company and/or other legal entity for the purpose of making profits and/or expanding the business and/or promoting it and/or conducting any similar business which may benefit the Company.

(g)	To acquire, obtain, and hold shares of another company which has the same objectives, similar objectives, or other objectives.

(h)	To borrow funds, raise funds in any manner the Company deems appropriate, to register mortgages and liens over the Company’s assets, and to consent to the transfer of such mortgages.

(i)	To register mortgages and liens in favor of the Company over assets, to give, lease, and transfer rights and liens and all kinds of other rights of any kind, and to act in the Company’s business and assets as the Company deems appropriate, and to transfer all of the foregoing for any consideration the Company deems appropriate, especially in exchange for shares, bonds, and securities of any other companies, in any manner the Company deems appropriate, and to sign, draw, endorse, receive, guarantee, discount, and transfer all kinds of promissory notes, bills of exchange, shares, securities of all types, bonds, obligations, and all kinds of other transferable certificates as the Company deems appropriate.

(j)	To merge with any company or to unite with any types of companies, partnerships, and other legal entities for the purposes of the Company’s business, to enter into contracts with workers, employees, clerks, and all other persons for the purposes of the Company, to appoint representatives, messengers, agents, and attorneys-in-fact in connection with all of the Company’s business and affairs, to perform any divisions and unifications and all dispositions that are related to the Company in the Land Registry Office.

(k)	To purchase or otherwise acquire and receive on its own any business, property of any person, all or part thereof, or of a business or company engaged or intending to engage in any of the businesses that the Company is permitted to engage in, or whose realization may benefit and promote the Company.

(l)	To purchase, construct, lease and sublease, or convert, rent and lease, or otherwise acquire workshops, offices, rights, benefits, preemptive rights, concessions, licenses, machines, goods, agencies, work equipment, and all types of real estate or movable property necessary for this Company or appropriate for it, for business purposes, agencies, or any of its branches in connection therewith, to hold, manage, utilize, and improve them or any part thereof, to lease and sublease them, and generally to act in the Company’s business and assets and rights as the Company deems appropriate.

(m)	To borrow and receive funds of all kinds of bonds, mortgage notes, and other obligations of the Company, and to invest such funds and use them as it deems appropriate and suitable.

(n)	To sign, receive, purchase or otherwise acquire and hold all kinds of shares or interests or securities of any association or company whose objectives are identical or similar, in whole or in part, to its own objectives, or of any association or company that engages in businesses that can be managed in a way that will yield benefits to this Company either directly or indirectly.

(o)	To purchase, acquire, register, request, and receive in any manner all kinds of patents, rights to patents, invention rights, trademarks, rights, franchises, licenses, powers, and other rights which seem to be beneficial to the Company, to lease and transfer them and to take any other action in connection therewith.

(p)	To establish a company or companies for the purpose of acquiring any property or for any other purpose that may be to the benefit of the Company.

(q)	To invest the Company’s funds which are not immediately required for its business and to manage them in such manner as the Company shall determine from time to time.

(r)	To pay all expenses incurred in connection with the founding, establishment, and consolidation of the Company.

(s)	To distribute among the members of the Company in kind all of the Company’s assets or any part thereof in any manner the Company deems appropriate, provided that such distribution does not constitute a reduction or decrease of the Company’s capital without the approval required by law, if such approval is required.

(t)	To undertake any other actions which have or may have the potential to assist in achieving the above objectives or any of them.

(u)	It is hereby explicitly declared that all of the objectives mentioned in the various Sections of this Memorandum of Association shall remain independent of one another, and each objective shall be read separately, and the objectives in the various Sections shall not be limited by what is prohibited in the other Sections of the Memorandum or in the Company’s name, as far as possible.

3.	The liability of the members is limited.

4.	The share capital of the Company is ILS 20,000 (twenty thousand shekels), divided as follows:

(a) 100 Management Shares of ILS 1 par value each.

(b) 19,900 Ordinary Shares of ILS 1 par value each.

The rights attached to the shares are set forth in the Articles of the Company.

The Company may increase its capital, and upon increasing its capital, the Company may issue shares of any kind, including ordinary shares with preferential rights or with other special rights and on any terms it deems appropriate.

The Company is also entitled to divide its existing shares into different classes with special rights and to vary those rights, subject to the Articles of the Company and the provisions of the Companies Ordinance.

The rights attached from time to time to shares or to other classes of shares, whether part of the original capital or of the increased capital of the Company, may be altered or dealt with in accordance with the provisions of the Company’s Articles of Association, and not otherwise.

We, the undersigned, whose names and addresses are listed below, wish to incorporate in accordance with this Memorandum of Association, and each of us agrees to take the number of shares in the registered capital listed beside his name:

Name and Address of Subscriber	Occupation	Number and Type of Shares Taken by Each Subscriber	Signature
Cohen Shlomo, Israeli ID No. 0153038 32 Agor Street, Ramat Hasharon	Business Manager	10 Management Shares, 100 Ordinary Shares	[Signature]
Shafir Yochanan, Israeli ID No. 0344465 Ramot Hashavim	”	10 Management Shares, 100 Ordinary Shares	[Signature]
Erlichman Yaakov, Israeli ID No. 0880520 2 Gretz Street, Tel Aviv	”	10 Management Shares, 100 Ordinary Shares	[Signature]

Date: September 10, 1981

Witness to our signatures:

[Signature] [Stamp: Yehoshua Gelbard, Adv. 10 Huberman Street, Tel Aviv]

[Stamp]